UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2019

ARTELO BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-199213	33-1220924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

888 Prospect Street, Suite 210, La Jolla, CA USA	92037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 760-943-1689

_____________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Arrangements

Artelo Biosciences, Inc. (the “Company” or “we”) previously entered into an employment agreement with Mr. Gregory D. Gorgas dated April 3, 2017. On August 30, 2019, and effective as of June 20, 2019, the Company and Mr. Gorgas entered into an amended and restated employment agreement (the “Employment Agreement”).

Pursuant to the Employment Agreement, Mr. Gorgas will receive a base salary of $396,000 per year, less applicable withholdings, and he will be eligible to earn an annual target bonus of up to 50% of his base salary upon achievement of performance objectives to be determined by the Company’s board of directors or its compensation committee. Mr. Gorgas is also eligible to participate in any employee benefit plans sponsored by us.

In addition, in connection with his employment, we have agreed to grant Mr. Gorgas an option to purchase 75,000 shares of our common stock at $1.99 per share pursuant to our 2018 Equity Incentive Plan. The shares subject to this option award will vest, subject to Mr. Gorgas’ continued service through the applicable vesting date, ratably over 48 months starting on August 29, 2019, such that the option will be fully vested on August 29, 2023. The vesting of the option is also subject to certain vesting acceleration provisions pursuant to the Employment Agreement.

The Employment Agreement also provides that Company shall pay the premiums for a life insurance policy for Mr. Gorgas for coverage of up to $1,000,000, and Mr. Gorgas shall be entitled to select personal beneficiaries for 100% of the proceeds of such policy. Mr. Gorgas may also choose to pay any additional premiums to increase the coverage of this life insurance policy.

The Employment Agreement also provides benefits in connection with a termination of employment under specified circumstances. Under the terms of the Employment Agreement, if we terminate Mr. Gorgas’ employment other than for cause, death, or disability, or Mr. Gorgas terminates his employment for good reason, Mr. Gorgas will be entitled to receive, subject to his timely execution and non-revocation of a release of claims, non-disparagement and his continued adherence to the non-solicitation provision of the Employment Agreement the following benefits: (A) if his termination of service occurs within the period 3 months prior to and 12 months after a change of control of the Company, (i) a lump sum severance payment equal to (x) 12 months of his then-current base salary and (y) his prorated annual bonus at the target level of achievement for the year in which the termination occurs, (ii) reimbursements for Mr. Gorgas and his eligible dependents’ COBRA premiums for up to 12 months; and (iii) accelerated vesting as to 100% of Mr. Gorgas’ then-outstanding time-based and performance-based equity awards; or (B) if his termination of service occurs outside of the period 3 months prior to and 12 months after a change of control of the Company, (i) continuing monthly payments of his then-current base salary for 12 months, (ii) a lump sum payment equal to a pro-rata portion of his then-current year target bonus, (iii) reimbursements for Mr. Gorgas and his eligible dependents’ COBRA premiums for up to 12 months; and (iv) accelerated vesting as to (x) 100% of Mr. Gorgas’ then-outstanding time-based equity awards and (y) that portion of Mr. Gorgas’ then-outstanding performance based equity awards for the performance goals that had been satisfied at the time of termination or are expected to be satisfied.

If any of the severance and other benefits provided for in the Employment Agreement or otherwise payable to Mr. Gorgas constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to excise tax under Section 4999 of the Internal Revenue Code, then such payments will be delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax, whichever results in the greater amount of after-tax benefits to Mr. Gorgas.

The summary description of the Employment Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which will be filed as an exhibit to our annual report on Form 10-K for the fiscal year ended August 31, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTELO BIOSCIENCES, INC.

/s/ Gregory D. Gorgas
Gregory D. Gorgas
President & CEO

Date September 6, 2019

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